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                                                                     EXHIBIT 23

                             ACCOUNTANTS' CONSENT

The Board of Directors
Sunrise Medical Inc.:

  We consent to incorporation by reference in the Registration Statement No. 33-44082 on Form S-4, Statement No. 33-81316 on Form S-4, Statement No. 33-49500 on Form S-3, Statement No. 33-88216 on Form S-8, Statement No. 33-35797 on Form S-8 and Statement No. 33-13460 on Form S-8 of Sunrise Medical Inc. of our report dated August 16, 1996 relating to the consolidated balance sheets of Sunrise Medical Inc. and subsidiaries as of June 28, 1996 and June 30, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows and related financial statement schedule for each of the years in the three-year period ended June 28, 1996, which report appears in the June 28, 1996 annual report on Form 10-K of Sunrise Medical Inc.

KPMG Peat Marwick LLP

Los Angeles, California
September 24, 1996